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                                                                  Exhibit (b)(5)

[FIRST CHICAGO LETTERHEAD]


April 30, 1998

Snap-On Incorporated
10801 Corporate Drive
Kenosha, WI  53141-1430

Attention:      Denis J. Loverine
                Treasurer

Dear Denis:

We are pleased to establish an unsecured line of credit in your favor in the amount of $50,000,000, which shall continue from April 30, 1998 through April 29, 1999 unless you or we elect to terminate it earlier by advising the other.

Loans under this line of credit will be evidenced and governed by our standard form of master note (copy attached), and will bear interest, at your option, at:

(a) a rate equal to our corporate base rate of interest announced by us from time to time, changing when and as our corporate base rate changes, with interest computed on the basis of actual days elapsed on a 365/6 - day year basis and payable on the last day of each month and on demand; or

(b) subject to availability and for a maturity to be agreed upon, at such other fixed rate as we may mutually agree upon from time to time.

You agree that you will not use the proceeds of any credit extended under this line of credit for the purpose of repaying principal, interest or dividends on any security issued by you and underwritten, distributed or placed by First Chicago Capital Markets, Inc.

This line of credit shall be effective when you have signed and returned to us a copy of this letter and may be terminated by you or by us at any time effective upon the giving of advice to the other party and in the sole discretion of the party electing to terminate. Prior to borrowing under this line of credit you will supply us with an executed master note and satisfactory corporate resolutions and incumbency certificates. This letter supersedes and replaces the previous letter dated as of October 16, 1997.



                                Very truly yours,


                                THE FIRST NATIONAL BANK OF CHICAGO


                                By:  /s/ Deborah E. Stevens
                                   -------------------------------

                                Title:  Authorized Agent
                                      ----------------------------


Accepted and agreed to:
SNAP-ON INCORPORATED

By:   /s/ Denis J. Loverine
   -------------------------

Title:   Treasurer
      ---------------------

Date:    4-30-98
     ----------------------
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                                 MASTER NOTE
                         (FIXED AND FLOATING RATES)


$50,000,000                                              Chicago, Illinois
                                                         Date:  April 30, 1998


FOR VALUE RECEIVED, Snap-On (the "Borrower") promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Bank"), in lawful money of the United States at the office of the Bank at One First National Plaza, Chicago, Illinois, or as the Bank may otherwise direct, the lesser of fifty million dollars ($50,000,000) or the aggregate outstanding unpaid principal amount of loans evidenced hereby ("loans"), together with interest as provided below.

Any person authorized to borrow on behalf of the Borrower (an "Authorized Representative", as designated by the Borrower using the format contained in Exhibit A) may request a loan by telephone or facsimile. The Borrower agrees that the Bank is authorized to honor requests which it believes, in good faith, to emanate from an Authorized Representative, whether in fact that be the case or not.

Loans may bear interest at either a fixed rate ("fixed rate loans") or a floating rate ("floating rate loans"). Loans shall be floating rate loans unless the Bank and the Borrower agree to a fixed rate for a specific maturity at or before the time of borrowing. Fixed rate loans shall be payable at maturity and floating rate loans shall be payable on demand. Interest on each fixed rate loan shall be payable upon the maturity of such fixed rate loan and, in the case of a fixed rate loan with an original maturity in excess of three months, interest shall also be payable on the last day of each three-month interval while such fixed rate loan is outstanding. Floating rate loans shall bear interest at a rate equal to the corporate base rate of interest announced by the Bank from time to time, changing when and as the corporate base rate changes. Interest on floating rate loans shall be payable on the last day of each month on demand. A fixed rate loan not paid at maturity (whether by acceleration or otherwise) and a floating rate loan not paid on demand shall bear interest at a rate equal to the sum of the corporate base rate of interest announced by the Bank from time to time, plus 1% per annum, changing when and as the corporate base rate changes.

Each payment of principal or interest hereunder shall be made in immediately available funds. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Illinois, such payment shall be made on the next succeeding business day in Illinois and any such extended time of the payment of principal or interest shall be included in computing interest. All interest on floating rate loans hereunder shall be computed for the actual number of
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days elapsed an a 365/6 day year basis and all interest on fixed rate loans shall be completed for the actual number of days elapsed an a 360 day year basis. The Borrower hereby authorizes the Bank to deposit the proceeds of loans to, and to charge payments of prinicpal and interest against, the Borrower's deposit account with the Bank.

A fixed rate loan may not be prepaid prior to the agreed maturity of the loan without the written consent of the Bank. If, for any reason, any payment of a fixed rate loan occurs prior to maturity of such loan, the Borrower will indemnify the Bank for any loss or cost which the Bank determines is attributable to such payment, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such fixed rate loan. Loans bearing interest at a rate related to the corporate base rate may be prepaid by the Borrower, without premium or penalty.

The Borrower hereby authorizes the Bank to record loans, maturities, repayments, interest rates and payment dates on the schedule attached to this note or otherwise in accordance with the Bank's usual practice. The obligation of the Borrower to repay each loan made hereunder shall be absolute and unconditional notwithstanding any failure of the Bank to enter such amounts on such schedule or to receive written confirmation of the transaction from the Borrower. If the Bank requests a written confirmation of a requested loan, the Borrower will confirm the terms of each loan by mailing a confirmation letter to the Bank signed by any Authorized Reprensentative. If the Bank elects to confirm the terms of a loan to the Borrower, the Borrower will notify the Bank in writing within 10 days after the Borrower's receipt of such confirmation if it believes such confirmation to be inaccurate. In the event of disagreement as to the terms of a transaction, the Bank's records shall govern, absent manifest error.

If any change in any law, rule, regulation or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) imposes any condition the result of which is to increase the cost to the Bank of making, funding or maintaining any fixed rate loan or reduces any amount receivable by the Bank hereunder in connection with a fixed rate loan, the Borrower shall pay the Bank the amount of such increased expense incurred or the reduction in any amount received which the Bank determines is attributable to making, funding and maintaining the fixed rate loans.

The Bank may elect to sell participations in or assign its rights under loans. The Borrower agrees that if it fails to pay any loan when due, any purchaser of an interest in such loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Bank and such purchaser.

The Borrower hereby authorizes the Bank and any other holder of an interest in this note (a "holder") to disclose confidential information relating to the financial condition or operations of

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the Borrower (i) to any affiliate of the Bank, (ii)  to legal counsel, accountants, and other professional advisors to the Bank (iii) to regulatory officials, (iv) as requested or required by law, regulation, or legal process or (v) in connection with any legal proceeding to which the Bank or any other holder is a party.

Nothing in this note shall constitute a commitment to make loans to the Borrower. In addition to, and without limitation of, any rights of the Bank under applicable law, if any amount payable hereunder is not paid when due, there is any material adverse change in the Borrower's or any guarantor's financial condition, there is a default under any agreement governing indebtedness of the Borrower or any guarantor, any petition is filed by or against the Borrower or any guarantor under the Federal Bankruptcy Code or similar state law or if the Borrower or any guarantor becomes insolvent, howsoever evidenced, the Bank may declare all unpaid principal and interest on fixed rate loans and unpaid fees immediately due and payable and any indebtedness from the Bank to the Borrower may be offset and applied toward the payment of all unpaid principal, interest and fees payable hereunder, whether or not such amounts, or any part thereof, shall then be due. The Borrower expressly waives any presentment, demand, protest or notice in connection with this note now, or hereafter, required by applicable law and agrees to pay all reasonable costs and expenses of collection.

THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, GIVING EFFECT, HOWEVER, TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. THE BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.


                                   SNAP-ON INCORPORATED


                                   By:    /s/ Denis J. Loverine
                                      ----------------------------------

                                   Title:   Treasurer       6-17-97
                                         -------------------------------



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                                   SCHEDULE


                     to be attached and become a part of
                     the Master Note dated April 30, 1998
                       executed by Snap-on Incorporated
                                and payable to
                      The First National Bank of Chicago

Unpaid  Initials
                                                   Amount      Principal         of
         Date       Amount               of                    Balance          Person
          of          of                Interest   Principal     of             Making
        Transaction  Loan   Maturity     Rate      Payment      Note            Notation
        -----------  ----   --------     ----      -------      ----            ------






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